 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-210284
This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 9, 2018
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 18, 2016)
$250 Million of Common Shares
Scorpio Tankers Inc.

Scorpio Tankers Inc. is offering $250 million of its common shares pursuant to this prospectus supplement. As part of this offering, Scorpio Bulkers Inc., or SALT, and Scorpio Services Holding Limited, or SSH, each a related party and a member of the Scorpio group of companies, or the Scorpio Group, have each expressed an interest in purchasing common shares at the public offering price with a value of at least $100.0 million and $10.0 million, respectively. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no common shares in this offering to either or both of these entities, or either or both of these entities may determine to purchase more, fewer or no common shares in this offering.
Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “STNG.” On October 8, 2018, the last reported sale price of our common shares on the NYSE was $2.09 per share.
Investing in our common shares involves risks. You should carefully consider each of the factors described under “Risk Factors” beginning on page S-14 of this prospectus supplement, on page 4 of the accompanying base prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus, before you make any investment in our common shares.

Neither the U.S. Securities and Exchange Commission, or the Commission, nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
PRICE $          PER SHARE
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Company (Before Expenses)(1)
Per Share	$	$	$
Total	$	$	$

(1)
The underwriters will not receive any underwriting discounts or commissions on any common shares sold to SALT or SSH. See “Underwriting.”

We have granted to the underwriters an option for a period of 30 days to purchase up to $37.5 million of additional common shares from us on the same terms and conditions as set forth above. If the underwriters exercise the option in full, the total underwriting discounts will be $          , and the total proceeds to us, before expenses, will be $         .
The underwriters are offering the common shares as set forth in the section of this prospectus supplement entitled “Underwriting.” Delivery of the common shares will be made on or about October       , 2018.

Joint Bookrunners
BofA Merrill Lynch BTIG

Senior Manager
Clarksons Platou Securities

Prospectus Supplement dated            , 2018

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Commission utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.
If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in our common shares.
We prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus supplement, in U.S. dollars and in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. We have a fiscal year end of December 31.
We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.
S-ii

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
This document includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. This document and the documents incorporated by reference herein and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results or events. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “may,” “will,” “would,” “could” and similar expressions, terms, or phrases may identify forward-looking statements.
The forward-looking statements in this document and the documents incorporated by reference herein are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
In addition to important factors and matters discussed elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated into each by reference, important factors that, in our view, could cause our actual results to differ materially from those discussed in the forward-looking statements include:
•
the strength of world economies and currencies;

•
general market conditions, including the market for our vessels, fluctuations in spot and charter rates and vessel values;

•
the performance of our newbuilding vessels;

•
availability of financing and refinancing;

•
potential liability from pending or future litigation;

•
general domestic and international political conditions;

•
potential disruption of shipping routes due to accidents or political events;

•
vessels breakdowns and instances of off-hires;

•
competition within our industry;

•
the supply of and demand for vessels comparable to ours;

•
corruption, piracy, militant activities, political instability, terrorism, ethnic unrest in locations where we may operate;

•
delays and cost overruns in construction projects;

•
our level of indebtedness;

•
our ability to obtain financing and comply with the restrictive and other covenants in our financing arrangements;

S-iii

•
our need for cash to meet our debt service obligations;

•
our levels of operating and maintenance costs, including bunker prices, drydocking and insurance costs;

•
our ability to successfully identify, consummate, integrate, and realize the expected benefits from acquisitions;

•
availability of skilled workers and the related labor costs;

•
compliance with, and liabilities under, governmental, tax, environmental and safety regulation, including, but not limited to, recent regulations governing ballast water treatment and sulfur emissions;

•
any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery;

•
general economic conditions and conditions in the oil and natural gas industry;

•
effects of new products and new technology in our industry;

•
the failure of counterparties to fully perform their contracts with us;

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our dependence on key personnel;

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adequacy of our insurance coverage;

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our ability to obtain indemnities from customers;

•
changes in laws, treaties or regulations applicable to us;

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the volatility of the price of our common shares;

•
other important factors described in “Risk Factors” beginning on page S-14 and the documents incorporated by reference in this prospectus supplement; and

•
other important factors described from time to time in the reports we file and furnish with the Commission.

These factors and the other risk factors described in this prospectus supplement, the accompanying base prospectus, and the documents incorporated by reference into each, are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of their dates. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks and uncertainties, please see the section of this prospectus supplement entitled “Risk Factors.”
S-iv

SUMMARY
This section summarizes some of the key information that is contained or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares and the information incorporated by reference in this prospectus, including the section entitled “Risk Factors” beginning on page S-14 of this prospectus supplement, on page 4 of the accompanying base prospectus, and in our Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Commission on March 23, 2018.
When used in this prospectus supplement, the terms “Scorpio Tankers,” the “Company,” “we,” “our” and “us” refer to Scorpio Tankers Inc. and/or one or more of its subsidiaries, as the context requires. “Scorpio Tankers Inc.” refers only to Scorpio Tankers Inc. and not its subsidiaries. The financial information of Scorpio Tankers included or incorporated by reference into this prospectus supplement represents our financial information and the operations of our subsidiaries. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts are presented in, United States dollars and our financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference is prepared in accordance with IFRS.
The term “Scorpio Group Pools” refers to the spot market-oriented pools of similarly sized vessels which are operated by companies affiliated with us.
Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters’ option to purchase up to             additional common shares is not exercised.
OUR COMPANY
We provide marine transportation of refined petroleum products worldwide. As of October 8, 2018, our fleet consisted of 109 wholly-owned or financed leased tankers (38 LR2 tankers, 12 LR1 tankers, 45 MR tankers and 14 Handymax tankers) with a weighted average age of approximately 3.2 years, and 13 time or bareboat chartered-in tankers (seven Handymax tankers, five MR tankers and one LR2 tanker), which we refer to collectively as our Operating Fleet.
Recent and Other Developments
Third Quarter of 2018 Preliminary Financial Data
The following financial data for the quarter ending September 30, 2018 is preliminary and based on information available to us as of the date of this prospectus supplement. We have not finalized our financial statement closing process for the quarter ending September 30, 2018. During the course of that process, we may identify items that would require us to make adjustments, which may be material to the information provided below. As a result, the information below constitutes forward-looking statements and is subject to risks and uncertainties, including possible adjustments to the preliminary results disclosed below. We are providing this information on a one-time basis only and do not intend to update this information prior to the final earnings release for the quarter ending September 30, 2018.
Based on information available to us as of the date of this prospectus supplement, we expect that for the quarter ending September 30, 2018, total time charter equivalent revenue will be between $116 million and $120 million. Below is a summary of the average daily TCE revenue that the Company expects to earn during the third quarter of 2018:
•
For the LR2s in the pool: between $11,600 and $12,300 per revenue day

•
For the LR1s in the pool: between $7,600 and $8,300 per revenue day

•
For the MRs in the pool: between $9,000 and $9,600 per revenue day

•
For the ice-class 1A and 1B Handymaxes in the pool: between $8,200 and $8,900 per revenue day

Additionally, we expect that operating costs will be consistent with the second quarter of 2018.
The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of the management of Scorpio Tankers Inc. PricewaterhouseCoopers Audit has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers Audit does not express an opinion or any other form of assurance with respect thereto.
Fleet Financing Updates
In April 2018, we announced a series of initiatives to refinance the existing indebtedness on certain of the vessels in our fleet. The status of these initiatives, as of the date of this filing, is summarized in the below table:
In thousands of U.S. dollars	Closing date(1)	Facility amount	Existing debt repayment	New liquidity	Number of vessels to be refinanced
1 ABN AMRO/SEB credit facility	June 2018	$120,575	$87,575	$33,000	Five
2 $88.0 million sale and leaseback	Q3 2018	88,000	57,408	30,592	Four
3 ING credit facility upsize	Q3 2018	38,675	26,854	11,821	Two
4 $35.7 million term loan facility	Q3 2018	35,658	26,450	9,208	Two
5 China Huarong Shipping sale and leaseback	Q3 2018	144,000	92,729	51,271	Six
6 AVIC International sale and leaseback	Q3 2018	145,000	100,056	44,944	Five
7 CMB sale and leaseback	Q3 2018	141,600	87,491	54,109	Six
8 $116.0 million sale and leaseback	Q3 2018	116,000	73,020	42,980	Four
9 $157.5 million sale and leaseback(2)	Q4 2018	157,500	113,701	43,799	Seven
		$987,008	$665,284	$321,724	41 vessels

(1)
Represents the actual (if in Q2 or Q3 2018) or expected (if in Q4 2018) closing date of each facility.

(2)
Represents the approximate amount of new liquidity the Company expects to raise (depending on the closing date), after the repayment of the existing indebtedness.

ABN AMRO/SEB Credit Facility
In June 2018, we executed a senior secured term loan facility with ABN AMRO Bank N.V. and Skandinaviska Enskilda Banken AB for up to $120.6 million. This loan was fully drawn in June 2018 and the proceeds were used to refinance existing indebtedness of  $87.6 million under our K-Sure Credit Facility relating to five vessels consisting of one Handymax product tanker (STI Hammersmith), one MR product tanker (STI Westminster), and three LR2 product tankers (STI Connaught, STI Winnie and STI Lauren).
The ABN AMRO/SEB Credit Facility has a final maturity of June 2023 and bears interest at LIBOR plus a margin of 2.60% per annum. The loan will be repaid in equal quarterly installments of $2.9 million per quarter, in aggregate, for the first eight installments and $2.5 million per quarter, in aggregate, thereafter, with a balloon payment due upon maturity. The terms and conditions, including financial covenants, of our ABN AMRO/SEB Credit Facility are similar to those in our existing credit facilities.
Sale and Leaseback of Four Product Tankers
In July 2018, we reached an agreement to sell and leaseback two Handymax product tankers (STI Battersea and STI Wembley) and two MR product tankers (STI Texas City and STI Meraux) to an international financial institution. The borrowing amounts under the arrangement are $21.2 million per Handymax and $22.8 million per MR ($88.0 million in aggregate), and these agreements closed in

September 2018. The proceeds were utilized to repay $14.8 million of the outstanding indebtedness under our DVB 2017 Credit Facility, $12.6 million of the outstanding indebtedness under our K-Sure Credit Facility, and $30.0 million of the outstanding indebtedness under our 2016 Credit Facility for these vessels.
Each agreement is for a fixed term of eight years, and the Company has options to purchase the vessels beginning at the end of the second year of each agreement. The facility bears interest at LIBOR plus a margin of 3.6% per annum and will be repaid in quarterly installments of  $0.5 million per vessel. Each agreement also has a purchase obligation at the end of the eighth year, which is equal to the outstanding principal balance at that date. We are subject to certain additional terms and conditions under this arrangement, including financial covenants, which are similar to those set forth in our existing lease financing arrangements.
ING Credit Facility Upsize
In June 2018, we executed an agreement to upsize our $132.5 million credit facility with ING Bank N.V. to $171.2 million. In September 2018, we drew down $38.7 million from this facility and the proceeds were used to refinance the existing indebtedness of  $26.9 million under our K-Sure Credit Facility relating to one Handymax product tanker (STI Rotherhithe) and one MR product tanker (STI Noting Hill).
The upsized portion of the loan facility has a final maturity of June 2022 and bears interest at LIBOR plus a margin of 2.40% per annum. The loan will be repaid in equal quarterly installments of $1.0 million per quarter, in aggregate, for the first eight installments and $0.8 million per quarter, in aggregate, thereafter, with a balloon payment due upon maturity. The remaining terms and conditions of the upsized portion, including financial covenants, are similar to those set forth in the Company’s existing credit facilities.
$35.7 Million Term Loan Facility
In June 2018, we executed an agreement with a leading European financial institution for a term loan facility of  $35.7 million. The loan facility was drawn in August 2018 and the proceeds were used to repay $26.5 million on the existing indebtedness related to two MR product tankers (STI  Memphis and STI Soho), which were previously financed under the BNP Paribas Credit Facility.
The loan facility has a final maturity of June 2021, bears interest at LIBOR plus a margin of 2.50% per annum and will be repaid in equal quarterly installments of  $0.8 million, in aggregate, with a balloon payment due upon maturity. The remaining terms and conditions, including financial covenants, are similar to those set forth in the Company’s existing credit facilities.
China Huarong Sale and Leaseback
In May 2018, we reached an agreement to sell and leaseback six 2014 built MR product tankers, (STI Opera, STI Virtus, STI Venere, STI Aqua, STI Dama and STI Regina) to China Huarong Shipping Financial Leasing Co., Ltd. The borrowing amount under the arrangement is $144.0 million in aggregate. These agreements closed in August 2018 and the proceeds were utilized to repay $92.7 million of the oustanding indebtedness under our 2016 Credit Facility.
Each agreement is for a fixed term of eight years, and the Company has options to purchase the vessels beginning at the end of the third year of each agreement. The leases bear interest at LIBOR plus a margin of 3.5% per annum and will be repaid in equal quarterly principal installments of  $0.6 million per vessel. Each agreement also has a purchase obligation at the end of the eighth year, which is equal to the outstanding principal balance at that date. We are subject to certain additional terms and conditions under this arrangement, including financial covenants, which are similar to those set forth in our existing lease financing arrangements.
AVIC Sale and Leaseback
In July 2018, we executed an agreement to sell and leaseback three MR product tankers (STI Ville, STI Fontvieille and STI Brooklyn) and two LR2 product tankers (STI Rose and STI Rambla) to AVIC International Leasing Co., Ltd. The borrowing amounts under the arrangement are $24.0 million per MR and $36.5 million per LR2 ($145.0 million in aggregate). These agreements closed in August and September 2018. The proceeds were utilized to repay $32.7 million of the outstanding indebtedness under our NIBC Credit Facility, $13.0 million of the outstanding indebtedness under our K-Sure Credit Facility, $28.3 million of the outstanding indebtedness under our Scotiabank Credit Facility and $26.1 million of the outstanding indebtedness under our Credit Suisse Credit Facility for these vessels.
Each agreement is for a fixed term of eight years, and the Company has options to purchase the vessels beginning at the end of the second year of each agreement. The leases bear interest at LIBOR plus a margin of 3.7% per annum and will be repaid in quarterly principal installments of  $0.5 million per MR and $0.8 million per LR2. Each agreement also has a purchase obligation at the end of the eighth year, which is equal to the outstanding principal balance at that date. We are subject to certain additional terms and conditions under this arrangement, including financial covenants, which are similar to those set forth in our existing lease financing arrangements.
2018 CMB Sale and Leaseback
In July 2018, we executed an agreement to sell and leaseback six MR product tankers (STI Battery, STI Milwaukee, STI Tribeca, STI Bronx, STI Manhattan, and STI Seneca) to CMB Financial Leasing Co., Ltd. The borrowing amount under the arrangement is $141.6 million in aggregate and the sales closed August 2018. The proceeds were utilized to repay $33.5 million of the outstanding indebtedness under our DVB 2017 Credit Facility, $39.7 million of the outstanding indebtedness under our K-Sure Credit Facility and $14.4 million of the outstanding indebtedness under our BNP Paribas Credit Facility for these vessels.
Each agreement is for a fixed term of eight years, and the Company has options to purchase the vessels at the start of the fourth year of each agreement. The lease bears interest at LIBOR plus a margin of 3.2% per annum and will be repaid in quarterly principal installments of  $0.4 million per vessel. Each agreement also has a purchase obligation at the end of the eighth year, which is equal to the outstanding principal balance at that date. We are subject to certain additional terms and conditions under this arrangement, including financial covenants, which are similar to those set forth in our existing lease financing arrangements.
Sale and Leaseback of Four Product Tankers
In June 2018, we reached an agreement to sell and leaseback two MR product tankers (STI Gramercy and STI Queens) and two LR2 product tankers (STI Oxford and STI Selatar) in two separate transactions to an international financial institution. The borrowing amounts under the arrangement were $24.0 million per MR and $34.0 million per LR2 ($116.0 million in aggregate) and the sales closed in August 2018. The proceeds were utilized to repay $26.5 million of the outstanding indebtedness under our Credit Suisse Credit Facility and $46.6 million of the outstanding indebtedness under our K-Sure Credit Facility for these vessels.
Under the terms of these agreements, the Company will bareboat charter-in the vessels for a period of seven years at $7,935 per day for each MR and $11,040 per day for each LR2. In addition, the Company has purchase options beginning at the end of the third year of each agreement, and a purchase obligation for each vessel upon the expiration of each agreement. We are subject to certain additional terms and conditions under this arrangement, which are similar to those set forth in our existing lease financing arrangements.
Sale and Leaseback of Seven Product Tankers
In July 2018, we agreed to sell and leaseback six MR product tankers (STI San Antonio, STI Benicia, STI St. Charles, STI Yorkville, STI Mayfair and STI Duchessa) and one LR2 product tanker (STI Alexis) to an international financial institution. The borrowing amount under the arrangement is $157.5 million in aggregate. Each agreement is for a fixed term of seven years, and we have options to purchase the vessels beginning at the end of the third year of each agreement. The leases bear interest at LIBOR plus a margin of 3.0% per annum and will be repaid in equal quarterly principal installments of $0.5 million per MR and $0.6 million for the LR2. Each agreement also has a purchase obligation at the end of the seventh year equal to the outstanding principal amount at that date. We are subject to certain additional terms and conditions under this arrangement, including financial covenants, which are similar to those set forth in our existing lease financing arrangements. These transactions are expected to close in October 2018.
Convertible Notes due 2019 Exchange
In July 2018, we exchanged $15.0 million in aggregate principal amount of our convertible senior notes that mature in 2019 (the “Convertible Notes due 2019”) for $15.0 million in aggregate principal amount of the Company’s convertible senior notes that mature in 2022 (the “Convertible Notes due 2022”). The new notes issued in this exchange have identical terms, are fungible with and are part of the series of Convertible Notes due 2022, which were issued in May 2018. This exchange was executed with certain holders of the Convertible Notes due 2019 through separate, privately negotiated agreements.
Amendment of Minimum Interest Coverage Ratio
In September 2018, we entered into agreements with certain lenders who are party to credit facilities with us to permanently remove the minimum interest coverage ratio financial covenant from the terms of each facility. As a result, the Company is no longer required to maintain a ratio of EBITDA to net interest expense on any of its secured credit facilities or lease financing arrangements.
As part of these agreements, and for certain other facilities, the minimum threshold for the aggregate fair market value of the vessels as a percentage of the then aggregate principal amount each facility was revised to be no less than the following:
Facility	Minimum ratio
KEXIM Credit Facility	155%
2017 Credit Facility	155%
2016 Credit Facility	145% through June 30, 2019, 150% thereafter
ABN Credit Facility	145% through June 30, 2019, 150% thereafter
DVB Credit Facility	145% through June 30, 2019, 150% thereafter
Retrofitting of our Fleet
On September 28, 2018, we announced that management expects to retrofit the substantial majority of our vessels with exhaust gas cleaning systems, or scrubbers, to comply with the IMO 2020 rules regarding sulfur emissions by the end of the first half of 2020. We expect the aggregate capital investment of such retrofits to be material, but we have not determined the exact costs or how such costs will be financed. As of October 8, 2018, we have entered into an agreement to retrofit 15 of our LR2s with such systems, which are expected to be installed throughout 2019. The total estimated investment for these systems, including installation, is expected to be between $1.5 and $2.0 million per vessel and we are currently in preliminary discussions with potential lenders to finance a portion (60-70%) of these investments.
Declaration of Dividend
On July 30, 2018, our Board of Directors declared a quarterly cash dividend of  $0.01 per share, which was paid on September 27, 2018 to all shareholders as of September 20, 2018.
Reduction in Commercial Management Fee
In September 2018, we entered into an agreement with our commercial manager, Scorpio Commercial Management S.A.M. (“SCM”), a related party, whereby SCM will reimburse certain of the commissions that SCM charges with respect to our vessels to effectively reduce such commissions to 0.85% of the gross revenue per charter fixture, effective from September 1, 2018 and ending on June 1, 2019.

Restricted Share Awards
In September 2018, we issued 1,981,409 shares of restricted stock to our employees and 120,000 shares to our directors for no cash consideration. The share price on the issuance date was $1.98 per share. The vesting schedule of the restricted stock issued to our employees is (i) one-third of the shares vest on June 9, 2021, (ii) one-third of the shares vest on June 9, 2022, and (iii) one-third of the shares vest on June 8, 2023. The vesting schedule of the restricted stock issued to our directors is (i) one-third of the shares vest on June 10, 2019, (ii) one-third of the shares vest on June 10, 2020, and (iii) one-third of the shares vest on June 9, 2021.
Our Operating Fleet
The following table sets forth certain information regarding our Operating Fleet as of October 8, 2018:
Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type
Owned or finance leased vessels
1 STI Brixton	2014	38,734	1A	SHTP(1)	Handymax
2 STI Comandante	2014	38,734	1A	SHTP(1)	Handymax
3 STI Pimlico	2014	38,734	1A	Time Charter(5)	Handymax
4 STI Hackney	2014	38,734	1A	SHTP(1)	Handymax
5 STI Acton	2014	38,734	1A	SHTP(1)	Handymax
6 STI Fulham	2014	38,734	1A	SHTP(1)	Handymax
7 STI Camden	2014	38,734	1A	SHTP(1)	Handymax
8 STI Battersea	2014	38,734	1A	SHTP(1)	Handymax
9 STI Wembley	2014	38,734	1A	SHTP(1)	Handymax
10 STI Finchley	2014	38,734	1A	SHTP(1)	Handymax
11 STI Clapham	2014	38,734	1A	SHTP(1)	Handymax
12 STI Poplar	2014	38,734	1A	Time Charter(5)	Handymax
13 STI Hammersmith	2015	38,734	1A	SHTP(1)	Handymax
14 STI Rotherhithe	2015	38,734	1A	SHTP(1)	Handymax
15 STI Amber	2012	49,990	—	SMRP(2)	MR
16 STI Topaz	2012	49,990	—	SMRP(2)	MR
17 STI Ruby	2012	49,990	—	SMRP(2)	MR
18 STI Garnet	2012	49,990	—	SMRP(2)	MR
19 STI Onyx	2012	49,990	—	SMRP(2)	MR
20 STI Fontvieille	2013	49,990	—	SMRP(2)	MR
21 STI Ville	2013	49,990	—	SMRP(2)	MR
22 STI Duchessa	2014	49,990	—	SMRP(2)	MR
23 STI Opera	2014	49,990	—	SMRP(2)	MR
24 STI Texas City	2014	49,990	—	SMRP(2)	MR
25 STI Meraux	2014	49,990	—	SMRP(2)	MR
26 STI San Antonio	2014	49,990	—	SMRP(2)	MR
27 STI Venere	2014	49,990	—	SMRP(2)	MR
28 STI Virtus	2014	49,990	—	SMRP(2)	MR
29 STI Aqua	2014	49,990	—	SMRP(2)	MR
30 STI Dama	2014	49,990	—	SMRP(2)	MR
31 STI Benicia	2014	49,990	—	SMRP(2)	MR
32 STI Regina	2014	49,990	—	SMRP(2)	MR
33 STI St. Charles	2014	49,990	—	SMRP(2)	MR

Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type
34 STI Mayfair	2014	49,990	—	SMRP(2)	MR
35 STI Yorkville	2014	49,990	—	SMRP(2)	MR
36 STI Milwaukee	2014	49,990	—	SMRP(2)	MR
37 STI Battery	2014	49,990	—	SMRP(2)	MR
38 STI Soho	2014	49,990	—	SMRP(2)	MR
39 STI Memphis	2014	49,990	—	SMRP(2)	MR
40 STI Tribeca	2015	49,990	—	SMRP(2)	MR
41 STI Gramercy	2015	49,990	—	SMRP(2)	MR
42 STI Bronx	2015	49,990	—	SMRP(2)	MR
43 STI Pontiac	2015	49,990	—	SMRP(2)	MR
44 STI Manhattan	2015	49,990	—	SMRP(2)	MR
45 STI Queens	2015	49,990	—	SMRP(2)	MR
46 STI Osceola	2015	49,990	—	SMRP(2)	MR
47 STI Notting Hill	2015	49,687	1B	Time Charter(6)	MR
48 STI Seneca	2015	49,990	—	SMRP(2)	MR
49 STI Westminster	2015	49,687	1B	Time Charter(7)	MR
50 STI Brooklyn	2015	49,990	—	SMRP(2)	MR
51 STI Black Hawk	2015	49,990	—	SMRP(2)	MR
52 STI Galata	2017	49,990	—	SMRP(2)	MR
53 STI Bosphorus	2017	49,990	—	SMRP(2)	MR
54 STI Leblon	2017	49,990	—	SMRP(2)	MR
55 STI La Boca	2017	49,990	—	SMRP(2)	MR
56 STI San Telmo	2017	49,990	1B	SMRP(2)	MR
57 STI Donald C Trauscht	2017	49,990	1B	SMRP(2)	MR
58 STI Esles II	2018	49,990	1B	SMRP(2)	MR
59 STI Jardins	2018	49,990	1B	SMRP(2)	MR
60 STI Excel	2015	74,000	—	SLR1P(3)	LR1
61 STI Excelsior	2016	74,000	—	SLR1P(3)	LR1
62 STI Expedite	2016	74,000	—	SLR1P(3)	LR1
63 STI Exceed	2016	74,000	—	SLR1P(3)	LR1
64 STI Executive	2016	74,000	—	SLR1P(3)	LR1
65 STI Excellence	2016	74,000	—	SLR1P(3)	LR1
66 STI Experience	2016	74,000	—	SLR1P(3)	LR1
67 STI Express	2016	74,000	—	SLR1P(3)	LR1
68 STI Precision	2016	74,000	—	SLR1P(3)	LR1
69 STI Prestige	2016	74,000	—	SLR1P(3)	LR1
70 STI Pride	2016	74,000	—	SLR1P(3)	LR1
71 STI Providence	2016	74,000	—	SLR1P(3)	LR1
72 STI Elysees	2014	109,999	—	SLR2P(4)	LR2
73 STI Madison	2014	109,999	—	SLR2P(4)	LR2
74 STI Park	2014	109,999	—	SLR2P(4)	LR2
75 STI Orchard	2014	109,999	—	SLR2P(4)	LR2
76 STI Sloane	2014	109,999	—	SLR2P(4)	LR2
77 STI Broadway	2014	109,999	—	SLR2P(4)	LR2
78 STI Condotti	2014	109,999	—	SLR2P(4)	LR2
79 STI Rose	2015	109,999	—	Time Charter(8)	LR2

Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type
80 STI Veneto	2015	109,999	—	SLR2P(4)	LR2
81 STI Alexis	2015	109,999	—	SLR2P(4)	LR2
82 STI Winnie	2015	109,999	—	SLR2P(4)	LR2
83 STI Oxford	2015	109,999	—	SLR2P(4)	LR2
84 STI Lauren	2015	109,999	—	SLR2P(4)	LR2
85 STI Connaught	2015	109,999	—	SLR2P(4)	LR2
86 STI Spiga	2015	109,999	—	SLR2P(4)	LR2
87 STI Savile Row	2015	109,999	—	SLR2P(4)	LR2
88 STI Kingsway	2015	109,999	—	SLR2P(4)	LR2
89 STI Carnaby	2015	109,999	—	SLR2P(4)	LR2
90 STI Solidarity	2015	109,999	—	SLR2P(4)	LR2
91 STI Lombard	2015	109,999	—	SLR2P(4)	LR2
92 STI Grace	2016	109,999	—	SLR2P(4)	LR2
93 STI Jermyn	2016	109,999	—	SLR2P(4)	LR2
94 STI Sanctity	2016	109,999	—	SLR2P(4)	LR2
95 STI Solace	2016	109,999	—	SLR2P(4)	LR2
96 STI Stability	2016	109,999	—	SLR2P(4)	LR2
97 STI Steadfast	2016	109,999	—	SLR2P(4)	LR2
98 STI Supreme	2016	109,999	—	SLR2P(4)	LR2
99 STI Symphony	2016	109,999	—	SLR2P(4)	LR2
100 STI Gallantry	2016	113,000	—	SLR2P(4)	LR2
101 STI Goal	2016	113,000	—	SLR2P(4)	LR2
102 STI Nautilus	2016	113,000	—	SLR2P(4)	LR2
103 STI Guard	2016	113,000	—	SLR2P(4)	LR2
104 STI Guide	2016	113,000	—	SLR2P(4)	LR2
105 STI Selatar	2017	109,999	—	SLR2P(4)	LR2
106 STI Rambla	2017	109,999	—	SLR2P(4)	LR2
107 STI Gauntlet	2017	113,000	—	SLR2P(4)	LR2
108 STI Gladiator	2017	113,000	—	SLR2P(4)	LR2
109 STI Gratitude	2017	113,000	—	SLR2P(4)	LR2
Total owned or finance leased DWT		7,883,190

Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type	Charter type	Daily Base Rate	Expiry(9)
Time or bareboat chartered-in vessels
110 Silent	2007	37,847	1A	SHTP(1)	Handymax	Bareboat	$7,500	31-Mar-19(10)
111 Single	2007	37,847	1A	SHTP(1)	Handymax	Bareboat	$7,500	31-Mar-19(10)
112 Star I	2007	37,847	1A	SHTP(1)	Handymax	Bareboat	$7,500	31-Mar-19(10)
113 Sky	2007	37,847	1A	SHTP(1)	Handymax	Bareboat	$6,000	31-Mar-19(10)
114 Steel	2008	37,847	1A	SHTP(1)	Handymax	Bareboat	$6,000	31-Mar-19(10)
115 Stone I	2008	37,847	1A	SHTP(1)	Handymax	Bareboat	$6,000	31-Mar-19(10)
116 Style	2008	37,847	1A	SHTP(1)	Handymax	Bareboat	$6,000	31-Mar-19(10)
117 Miss Benedetta	2012	47,499	—	SMRP(2)	MR	Time charter	$14,000	16-Mar-19(11)
118 STI Beryl	2013	49,990	—	SMRP(2)	MR	Bareboat	$8,800	18-Apr-25(12)
119 STI Le Rocher	2013	49,990	—	SMRP(2)	MR	Bareboat	$8,800	21-Apr-25(12)
120 STI Larvotto	2013	49,990	—	SMRP(2)	MR	Bareboat	$8,800	28-Apr-25(12)
121 Gan-Trust	2013	51,561	—	SMRP(2)	MR	Time charter	$13,950	06-Jan-19(13)
122 Densa Crocodile	2015	105,408	—	SLR2P(4)	LR2	Time charter	$14,800	06-Dec-18(14)
Total bareboat or time chartered- in DWT		619,367
Total Fleet DWT		8,502,557

(1)
This vessel operates in the Scorpio Handymax Tanker Pool, or SHTP. SHTP is a Scorpio Group Pool and is operated by Scorpio Commercial Management S.A.M. (“SCM”). SHTP and SCM are related parties to the Company.

(2)
This vessel operates in the Scorpio MR Pool, or SMRP. SMRP is a Scorpio Group Pool and is operated by SCM. SMRP and SCM are related parties to the Company.

(3)
This vessel operates in or is expected to operate in the Scorpio LR1 Pool, or SLR1P. SLR1P is a Scorpio Group Pool and is operated by SCM. SLR1P and SCM are related parties to the Company.

(4)
This vessel operates in or is expected to operate in the Scorpio LR2 Pool, or SLR2P. SLR2P is a Scorpio Group Pool and is operated by SCM. SLR2P and SCM are related parties to the Company.

(5)
This vessel is currently time chartered-out to an unrelated third-party for three years at $18,000 per day. This time charter is scheduled to expire in January 2019.

(6)
This vessel is currently time chartered-out to an unrelated third-party for three years at $20,500 per day. This time charter is scheduled to expire in October 2018.

(7)
This vessel is currently time chartered-out to an unrelated third-party for three years at $20,500 per day. This time charter is scheduled to expire in December 2018.

(8)
This vessel is currently time chartered-out to an unrelated third-party for three years at $28,000 per day. This time charter is scheduled to expire in February 2019.

(9)
Redelivery from the charterer is plus or minus 30 days from the expiry date.

(10)
This agreement includes a purchase option which can be exercised through December 31, 2018. If the purchase option is not exercised, the bareboat-in agreement will expire on March 31, 2019.

(11)
In January 2018, we entered into a time charter-in agreement for one year at $14,000 per day. We have an option to extend the charter for an additional year at $14,400 per day. We took delivery of this vessel in March 2018.

(12)
In April 2017, we sold and leased back this vessel, on a bareboat basis, for a period of up to eight years for $8,800 per day. The sales price was $29.0 million, and we have the option to purchase this vessel beginning at the end of the fifth year of the agreement through the end of the eighth year of the agreement, at market based prices. Additionally, a deposit of  $4.35 million was retained by the buyer and will either be applied to the purchase price of the vessel if a purchase option is exercised,or refunded to us at the expiration of the agreement.

(13)
We have an option to extend the charter for an additional year at $15,750 per day.

(14)
In May 2018, we entered into a time charter-in agreement for six months at $14,800 per day. We also have an option to extend the charter for an additional six months at $15,350 per day.

Our Chartering Strategy
Generally, we operate our vessels in commercial pools, on time charters or in the spot market.
Commercial Pools
To increase vessel utilization and thereby revenues, we participate in commercial pools with other shipowners of similar modern, well-maintained vessels. By operating a large number of vessels as an integrated transportation system, commercial pools offer customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Pools employ experienced commercial managers and operators who have close working relationships with customers and brokers, while technical management is performed by each shipowner. Pools negotiate charters with customers primarily in the spot market, but may also arrange time charter agreements. The size and scope of these pools enable them to enhance utilization rates for pool vessels by securing backhaul voyages and contracts of affreightment, or COAs, thus generating higher effective time charter equivalent, or TCE, revenues than otherwise might be obtainable in the spot market. As of October 8, 2018, 117 of the vessels in our Operating Fleet operate in, or are expected to operate in, one of the Scorpio Group Pools.
Time Charters
Time charters give us a fixed and stable cash flow for a known period of time. Time charters also mitigate in part the seasonality of the spot market business, which is generally weaker in the second and third quarters of the year. In the future, we may opportunistically look to enter our vessels into time charter contracts. We may also enter into time charter contracts with profit sharing agreements, which enable us to benefit if the spot market increases. As of October 8, 2018, five of the vessels in our Operating Fleet are employed under long-term time charters (with initial terms of one year or greater).
Spot Market
A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, we pay voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis. Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable, but may enable us to capture increased profit margins during periods of improvements in tanker rates. We also consider short-term time charters (with initial terms of less than one year) as spot market voyages. We did not have any vessels operating directly in the spot market as October 8, 2018.
Management of Our Fleet
Our vessels are commercially managed by SCM, and technically managed by Scorpio Ship Management S.A.M., or SSM, each a related party of us and a member of the Scorpio Group, pursuant to an Amended and Restated Master Agreement. On February 22, 2018, we entered into definitive documentation to memorialize previously agreed amendments to the Amended and Restated Master Agreement under a deed of amendment, or the Amendment Agreement. The Amended and Restated Master Agreement as amended by the Amendment Agreement, or the Revised Master Agreement, is effective as from January 1, 2018. The Revised Master Agreement may be terminated by either party upon 24 months’ notice, unless terminated earlier in accordance with the provisions thereof. In the event of the sale of one or more vessels, a notice period of three months and a payment equal to three months of management fees will apply, provided that the termination does not amount to a change in control, including a sale of all or substantially all of our vessels, in which case a payment equal to 24 months of management fees will apply. We expect that additional vessels we acquire in the future will also be managed under the Revised Master Agreement or on substantially similar terms.
In addition, Scorpio Services Holding Limited, or SSH, provides us with certain administrative services pursuant to an Amended Administrative Services Agreement, which may be terminated by us upon two years notice. Our arrangements with SCM, SSM and SSH are described in further detail below.
Commercial Management. SCM’s services include securing employment, in the spot market and on time charters, for our vessels. SCM also manages the Scorpio Group Pools. When our vessels are operating in one of the Scorpio Group Pools, SCM, the pool manager, charges fees of  $300 per vessel per day with respect to our LR1/Panamax and Aframax vessels, $250 per vessel per day with respect to our LR2 vessels, and $325 per vessel per day with respect to each of our Handymax and MR vessels, plus 1.50% commission on gross revenues per charter fixture. These are the same fees that SCM charges other vessel owners in these pools, including third-party owned vessels. For commercial management of our vessels that are not operating in any of the Scorpio Group Pools, we pay SCM a fee of  $250 per vessel per day for each LR1/Panamax and LR2/Aframax vessel and $300 per vessel per day for each Handymax and MR vessel, plus 1.25% commission on gross revenues per charter fixture. In September 2018, we entered into an agreement with SCM, whereby SCM will reimburse certain of the commissions that SCM charges with respect to our vessels to effectively reduce such commissions to 0.85% of the gross revenue per charter fixture, effective from September 1, 2018 and ending on June 1, 2019.

Technical Management. SSM’s services include day-to-day vessel operations, performing general maintenance, monitoring regulatory and classification society compliance, customer vetting procedures, supervising the maintenance and general efficiency of vessels, arranging the hiring of qualified officers and crew, arranging and supervising drydocking and repairs, purchasing supplies, spare parts and new equipment for vessels, appointing supervisors and technical consultants and providing technical support. Pursuant to the Revised Master Agreement, which was effective as from January 1, 2018, the fixed annual technical management fee was reduced from $250,000 per vessel to $175,000 per vessel and certain services previously provided as part of the fixed fee are now itemized. The aggregate cost, including the costs that are now itemized, for the services provided under the technical management agreement, did not and are not expected to materially differ from the annual technical management fee charged prior to the amendment.
Administrative Services. SSH’s administrative services include the provision of administrative staff and office space, and administrative services, including accounting, legal compliance, financial and information technology services. We reimburse SSH for the reasonable direct or indirect expenses it incurs in providing us with the administrative services described above. The services provided to us by SSH may be sub-contracted to other entities within the Scorpio Group. Further, SSH has agreed, on behalf of itself and other members of the Scorpio Group, that it will not directly own product or crude tankers ranging in size from 35,000 dwt to 200,000 dwt.
Our Relationship with Scorpio Group and its Affiliates
We believe that one of our principal strengths is our relationship with the Scorpio Group. Our vessel operations are managed under the supervision of our board of directors, by our management team and by members of the Scorpio Group, including SCM and SSM. Our relationship with the Scorpio Group provides access to the Scorpio Group’s customer and supplier relationships and their technical, commercial and managerial expertise, which we believe allows us to compete more effectively and operate our vessels on a cost efficient basis. We can provide no assurance, however, that we will realize any benefits from our relationship with the Scorpio Group.
Certain companies within the Scorpio Group are owned and controlled by the Lolli-Ghetti family, including Emanuele Lauro, our Founder, Chairman and Chief Executive Officer, and Filippo Lauro, our Vice President. In addition, certain of our executive officers serve in similar management positions in certain companies within the Scorpio Group and have minority equity interests in SSH, the company that provides us with certain administrative services.
These responsibilities and relationships could create conflicts of interest between us, on the one hand, and SCM, SSM, SSH, or other Scorpio Group companies, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operation of the vessels in our fleet versus vessels managed by other members of the Scorpio Group. For example, SCM and SSM, our commercial manager and technical manager, respectively, may give preferential treatment to vessels that are time chartered-in by related parties because Messrs. Lauro and members of their family may receive greater economic benefits. As a result of these conflicts, such Scorpio Group companies, who have limited contractual duties, may favor their own or other owner’s interests over our interests. These conflicts may have unfavorable results for us and our shareholders.

THE OFFERING
The Issuer
Scorpio Tankers Inc., a Marshall Islands corporation
Common Shares Currently Outstanding
333,731,401(1)
Common Shares to be Offered by us
                 (or                   common shares, assuming full exercise of the underwriters’ option to purchase additional shares)(1)
Common Shares to be Outstanding Immediately After This Offering
                 (or                   common shares, assuming full exercise of the underwriters’ option to purchase additional shares)(1)
Investment by SALT and SSH
As part of this offering, Scorpio Bulkers Inc., or SALT, and SSH, each a related party and a member of the Scorpio Group, have each expressed an interest in purchasing common shares at the public offering price with a value of at least $100.0 million and $10.0 million, respectively. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no common shares in this offering to either or both of these entities, or either or both of these entities may determine to purchase more, fewer or no common shares in this offering. In connection with this offering SALT and SSH will sign a lock-up agreement that will stay in place for 90 days from the date of this prospectus.
NYSE Symbol
“STNG”
Use of Proceeds
We estimate that we will receive net proceeds of approximately $          million from this offering assuming the underwriters’ option to purchase additional shares is not exercised, and approximately $          million if the underwriters’ option to purchase additional shares is exercised in full, in each case after deducting underwriting discounts and estimated offering expenses payable by us.
We intend to use all of the net proceeds of this offering of our common shares for general corporate purposes.
Registration Rights
To the extent that SALT and/or SSH participates in this offering, we plan to provide them with demand and piggyback registration rights with customary terms and conditions with respect to the shares they own as of the closing of this offering.
Risk Factors
Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” beginning on page S-14 of this prospectus supplement, on page 4 of the accompanying base prospectus in our Registration Statement on Form F-3, effective March 18, 2016, in our Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Commission on March 23, 2018, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying base prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying base prospectus.

(1)
Excludes 49,980,592 shares held as treasury shares. There are currently no shares reserved for issuance under our 2010 or 2013 Equity Incentive Plan.

RISK FACTORS
An investment in our common shares involves a high degree of risk. Before making an investment in our common shares, you should carefully consider the risk factors and all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference, including those in “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Commission on March 23, 2018, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.
The price of our common shares after this offering may be volatile.
The price of our common shares may fluctuate due to factors such as:
•
actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•
mergers and strategic alliances in the crude tanker and product tanker industries;

•
market conditions in the crude tanker and product tanker industries;

•
changes in government regulation;

•
the failure of securities analysts to publish research about us after this offering, or shortfalls in our operating results from levels forecast by securities analysts;

•
announcements concerning us or our competitors; and

•
the general state of the securities market.

The seaborne transportation industry has been highly unpredictable and volatile. The market for our common shares in this industry may be equally volatile. Consequently, you may not be able to sell the common shares at prices equal to or greater than those paid by you in this offering.
We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.
We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness, or our equity incentive plan, without shareholder approval, in a number of circumstances.
Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:
•
our existing shareholders’ proportionate ownership interest in us will decrease;

•
the amount of cash available for dividends payable on our common shares may decrease;

•
the relative voting strength of each previously outstanding common share may be diminished; and

•
the market price of our common shares may decline.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $        million from this offering assuming the underwriters’ option to purchase additional shares is not exercised, and approximately $        million if the underwriters’ option to purchase additional shares is exercised in full, in each case after deducting underwriting discounts and estimated offering expenses payable by us.
We intend to use all of the net proceeds of this offering of our common shares for general corporate purposes.

CAPITALIZATION
The following table sets forth our capitalization at June 30, 2018, on an:
•
actual basis;

•
as adjusted basis to give effect to the following:

•
The refinancing initiatives (described above) that closed after June 30, 2018 and through and including October 8, 2018, which consisted of:

•
Repayments of our secured credit facilities that were refinanced in full in the aggregate amount of  $464.0 million;

•
Repayments of  $27.8 million, which were made in September 2018, under two of our secured credit facilities relating to two vessels that are expected to be part of the $157.5 million sale and leaseback expected to close in October 2018;

•
Drawdowns under new secured credit facilities in the amount of  $74.3 million; and

•
The closing of sale and leaseback transactions resulting in aggregate proceeds of $634.6 million.

•
Scheduled and unscheduled principal repayments in the amount of  $49.0 million under our secured credit facilities and $24.0 million under our lease financing arrangements;

•
The exchange of  $15.0 million aggregate principal amount of Convertible Notes due 2019 for Convertible Notes due 2022, which has been accounted for as follows:

•
The carrying value of the Convertible Notes due 2019 of  $14.5 million at that date of the exchange was derecognized; and

•
The initial carrying value of the liability component of the Convertible Notes due 2022, as determined on the date of exchange, was determined to be $12.2 million (which was based on the fair value of a similar liability that does not have any associated conversion feature). The residual value (the conversion feature), of  $2.8 million, was recorded to additional paid-in capital on the date of the exchange.

•
Dividend payments of  $3.3 million; and

•
as further adjusted basis to (i) give effect to net proceeds of  $        million from this offering (assuming the underwriters’ option to purchase additional shares is not exercised).

There have been no other material adjustments to our capitalization since June 30, 2018, as so adjusted.
You should read the information below in connection with the section of this prospectus supplement entitled “Use of Proceeds” as well as the consolidated financial statements and related notes for the year ended December 31, 2017, filed with the Commission on March 23, 2018, and our Report on Form 6-K containing our Management’s Discussion and Analysis of Financial Condition and Results of Operations and unaudited consolidated financial statements and related notes thereto for the six months ended June 30, 2018, filed with the Commission on October 9, 2018, each of which is incorporated by reference herein.

	As of June 30, 2018
In thousands of U.S. dollars	Actual	As adjusted	As further adjusted
Cash	$164,578	$305,307(3)	(3)
Current debt:
Current portion of long term debt(1)	230,743	117,931
Finance lease liability(2)	50,622	76,217
Non-current debt:
Long term debt(1)	1,810,869	1,454,920
Finance lease liability	641,584	1,226,549
Total debt	$2,733,818	$2,875,617
Shareholders’ equity:
Share capital	3,817	3,817
Additional paid-in capital	2,324,309	2,320,993
Treasury shares	(443,816)	(443,816)
Accumulated deficit	(258,931)	(256,685)
Total shareholders’ equity	$1,625,379	$1,624,309
Total capitalization	$4,359,197	$4,499,926

(1)
The current portion of long term debt at June 30, 2018 is net of unamortized deferred financing fees of $3.2 million and the non-current portion of long term debt is net of unamortized deferred financing fees of  $22.1 million.

(2)
The current portion at June 30, 2018 was net of unamortized deferred financing fees of  $0.1 million and the non-current portion was net of unamortized deferred financing fees of  $1.1 million. Debt and Finance lease liabilities, as adjusted, does not reflect deferred financing fee activity from July 1, 2018 through October 8, 2018. This activity is estimated to be $2.9 million and includes estimated additions of  $8.1 million offset by estimated write-offs of  $9.0 million as a result of the aforementioned refinancing initiatives in addition to estimated amortization of  $2.1 million.

(3)
Cash, as adjusted, does not include the impact of cash flows from operations from July 1, 2018 through October 8, 2018.

DILUTION
Dilution or accretion is the amount by which the offering price paid by the purchasers of our common shares in this offering will differ from the net tangible book value per common share after the offering. The net tangible book value is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities. The historical net tangible book value and the as adjusted (1) net tangible book value as of June 30, 2018 were $1.6 billion in total and $4.90 per share for the number of outstanding shares at that date.
The as further adjusted net tangible book value as of June 30, 2018 would have been $          billion, or $          per common share after the issuance and sale by us of common shares at $          per share in this offering, after deducting estimated expenses related to this offering. This represents an immediate decrease in net tangible book value of  $          per share to the existing shareholders and an immediate accretion in net tangible book value of  $          per share to new investors.
The following table illustrates the pro forma per share accretion and decrease in net tangible book value as of June 30, 2018:
Public offering price per common share	$
As adjusted net tangible book value per share before this offering		$4.90
Decrease in as adjusted net tangible book value attributable to new investors in this offering	$
As adjusted net tangible book value per share after giving effect to this offering	$
Accretion per share to new investors	$
The following table summarizes, as of June 30, 2018, on an as adjusted basis for this public offering, the difference between the number of common shares acquired from us, the total amount paid and the average price per share paid by the existing shareholders and the number of common shares acquired from us, the total amount paid and the average price per share paid by you as a new investor in this offering, based upon the public offering price of  $          per share.
	As Adjusted Shares Outstanding(1)		Total Consideration		Average Price per Share
	Number	Percent	Amount (in USD Thousands)	Percent
Existing shareholders		%	$	%	$
New investors (*)		%	$	%	$
Total		%	$	%	$

(*)
Before deducting estimated expenses of this offering of  $        million.

(1)
The “as adjusted” amounts give effect to the adjustments further described in the section entitled “Capitalization” on page S-16 of this prospectus supplement.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the description of our capital stock and the material terms of our amended and restated articles of incorporation and bylaws. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of capital stock and the material terms of our amended and restated articles of incorporation and amended and restated bylaws contained in our Annual Report on Form 20-F, filed with the Commission on March 23, 2018, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein, together with our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits thereto. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information.”
Purpose
Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands. Our amended and restated articles of incorporation and amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization
Under our amended and restated articles of incorporation, as amended, we have authorized 775,000,000 registered shares, consisting of 750,000,000 common shares, par value $0.01 per share, of which 333,731,401 shares were issued and outstanding as of October 8, 2018, and 25,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding as of the date hereof.
Description of Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of our common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.
Description of Preferred Shares
Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series, and the voting rights, if any, of the holders of the series.
Registrar and Transfer Agent
The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.
Listing
Our common shares are listed on the NYSE under the symbol “STNG.”

BENEFICIAL OWNERSHIP OF OUR COMMON SHARES
The following table sets forth information regarding the beneficial ownership of our common shares, as of October 8, 2018, held by each person or entity that we know beneficially owns 5% or more of our common shares and each of our executive officers and directors.
Beneficial ownership is determined in accordance with the Commission’s rules. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held.
Name***	Number of Shares	Percentage Owned(6)
Wellington Management Group LLP*	17,962,199(1)	5.4%
FMR LLC*	24,460,755(2)	7.3%
Dimensional Fund Advisors LP*	19,049,184(3)	5.7%
Scorpio Services Holding Limited	14,991,700(4)	4.5%
Emanuele A. Lauro	6,181,439(5)	1.9%
Robert Bugbee	5,512,956(5)	1.7%
Cameron Mackey	5,346,341(5)	1.6%
Brian Lee	4,116,066(5)	1.2%
All other executive officers and directors individually	**	**

(1)
This information is derived from a Schedule 13G/A filed with the Commission on February 8, 2018. The business address of Wellington Management Company Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(2)
This information is derived from a Schedule 13G/A filed with the Commission on February 13, 2018. The business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)
This information is derived from a Schedule 13G filed with the Commission on February 9, 2018. The business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(4)
This information is derived from Schedule 13D filed with the SEC on March 6, 2018. Ms. Lolli-Ghetti is the majority shareholder of SSH, a related party to us. Ms. Lolli-Ghetti and SSH have the shared power to vote and dispose of 14,991,700 of these common shares, and additionally Ms. Lolli-Ghetti has the sole power to vote and dispose of a further 2,980,101 common shares.

(5)
Includes certain shares of restricted stock issued pursuant to our 2013 Equity Incentive Plan that are subject to applicable vesting schedules.

(6)
Percentages based on 333,731,401 common shares outstanding as of October 8, 2018.

*
Includes certain funds managed thereby.

**
The executive officers and directors that are not listed in this table each individually own less than 1% of our outstanding common shares.

***
Following the completion of this offering it is expected that SALT and SSH will own approximately       % and       % of our outstanding common shares, respectively.

As of October 8, 2018, we had 333,731,401 outstanding shares and 89 shareholders of record, 12 of which were located in the United States and held an aggregate of 312,280,405 of our common shares, representing 94% of our outstanding common shares. However, one of the U.S. shareholders of record is CEDE & CO., a nominee of The Depository Trust Company, which held 297,874,729 of our common shares as of October 8, 2018. Accordingly, we believe that the shares held by CEDE & CO. include common shares beneficially owned by both holders in the United States and non-U.S. beneficial owners. We are not aware of any arrangements the operation of which may at a subsequent date result in our change of control.

PRICE RANGE OF COMMON SHARES
Our common shares are listed on the NYSE under the symbol “STNG.” The table below sets forth, for the periods indicated, list the per share high and low sales prices for our common shares as reported on the NYSE.
	Common Shares NYSE
	High	Low
	(in US$)
For the Year Ended
December 31, 2017	4.93	2.99
December 31, 2016	7.99	3.61
December 31, 2015	11.64	7.50
December 31, 2014	11.91	6.48
December 31, 2013	12.48	6.92
For the Quarter Ended
September 30, 2018	2.95	1.80
June 30, 2018	3.25	1.85
March 31, 2018	3.33	1.92
December 31, 2017	3.73	2.99
September 30, 2017	4.18	3.20
June 30, 2017	4.60	3.42
March 31, 2017	4.93	3.50
December 31, 2016	5.00	3.61
September 30, 2016	5.53	4.05
June 30, 2016	6.70	4.10
March 31, 2016	7.99	4.66
Most Recent Six Months
October 2018 (through and including October 8, 2018)	2.20	1.94
September 2018	2.13	1.80
August 2018	2.24	1.85
July 2018	2.95	2.07
June 2018	3.25	2.72
May 2018	2.98	2.60
April 2018	2.75	1.85

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and BTIG, LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them the number of shares indicated below:
Name	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
BTIG, LLC
Clarksons Platou Securities, Inc.
Total

Clarksons Platou Securities AS is not a US registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that any offering by Clarksons Platou Securities AS is within the United States, Clarksons Platou Securities AS will offer to and place securities with investors through Clarksons Platou Securities, Inc., an affiliated US broker-dealer. The activities of Clarksons Platou Securities AS in the United States will be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934, as amended.
The underwriters are offering the common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.
The underwriters initially propose to offer part of the common shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representatives.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to          additional common shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions, provided, however, that the amount paid by the underwriters for any additional shares shall be reduced by an amount per share equal to any dividends declared by us and payable on the common shares but not payable on such additional shares. The underwriters may exercise this option if the underwriters sell more than          shares in connection with this offering. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional          common shares.
	Per Share	No Exercise	Total Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)
The underwriters will not receive any underwriting discounts or commissions on any common shares sold to SALT or SSH.

The estimated offering expenses payable by us, exclusive of underwriting discounts and commissions, are approximately $         .
Scorpio Tankers Inc. and its directors and executive officers, as well as SSH and SALT, have agreed that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and BTIG, LLC on behalf of the underwriters, Scorpio Tankers Inc. and they will not, during the period ending 90 days after the date of this prospectus, or the Restricted Period:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common stock;

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

•
file any registration statement with the SEC relating to the offering of any common shares or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described in the first two bullet points above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and BTIG, LLC on behalf of the underwriters, it will not, during the Restricted Period, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common stock.
The restrictions described in the immediately preceding paragraph do not apply to:
•
the sale of shares to the underwriters;

•
the issuance by us of common shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•
transactions by any person other than us relating to common shares or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions;

•
transfers or distributions of common shares or any security convertible into common stock (i) as a bona fide gift or gifts or (ii) to limited partners or stockholders of the transferor or distributor; provided that each donee, distributee or transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of common shares, shall be required or shall be voluntary during the Restricted Period;

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares, provided that such plan does not provide for the transfer of common stock during the Restricted Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or shall be voluntarily made; and

•
after 30 days and through the 90th day of the lock-up period, sales, transfers or other dispositions by our directors and officers during the Restricted Period with respect to an aggregate of no more than 4,000,000 shares of common stock, in the aggregate by such directors or officers subject to similar restrictions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
New York Stock Exchange Listing
The shares are listed on the New York Stock Exchange under the symbol “STNG.”
Price Stabilization, Short Positions
Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
European Economic Area
In relation to each member state of the European Economic Area, no offer of ordinary shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:
(a)
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
Each person located in a Member State to whom any offer of ordinary shares is made or who receives any communication in respect of an offer of ordinary shares, or who initially acquires any ordinary shares will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any ordinary shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the ordinary shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Representatives has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.
The Company, the Representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.
This prospectus has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the Representatives to publish a prospectus for such offer.
For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.
The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Hong Kong
The common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Notice to Prospective Investors in Japan
The common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:
(a)
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)
where no consideration is or will be given for the transfer;

(c)
where the transfer is by operation of law;

(d)
as specified in Section 276(7) of the SFA; or

(e)
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada
The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.
Commission Registration Fee	$
NYSE Supplemental Listing Fee	$
Printing and Engraving Expenses	$
Legal Fees and Expenses	$
Accountants’ Fees and Expenses	$
Miscellaneous Costs	$
Total	$

LEGAL MATTERS
The validity of the common shares offered hereby and other matters relating to Marshall Islands and United States law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004. The underwriters have been represented in connection with this offering by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The international oil tanker shipping industry information, also incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2017, attributed to Drewry Shipping Consultants Ltd., or Drewry, has been reviewed by Drewry, which has confirmed to us that such sections accurately describe the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented in this prospectus supplement.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act of 1933, we filed a registration statement on Form F-3 (Registration No. 333-210284) relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement and the accompanying base prospectus are parts of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.scorpiotankers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying base prospectus.
Information Incorporated By Reference
The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.
We hereby incorporate by reference the documents listed below and certain future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act:
•
Our Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Commission on March 23, 2018, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

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Our Report of Foreign Private Issuer on Form 6-K filed with the Commission on May 2, 2018, May 16, 2018, May 18, 2018, May 29, 2018, June 1, 2018, June 5, 2018, June 7, 2018, June 22, 2018, June 25, 2018, July 13, 2018, July 19, 2018, July 25, 2018, September 19, 2018, September 19, 2018 and September 28, 2018; and

•
Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on October 9, 2018, containing our Management’s Discussion and Analysis of Financial Condition and Results of Operations and unaudited interim consolidated financial statements and related notes for the six months ended June 30, 2018.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.
We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filing or any subsequent filing we incorporated or incorporate by reference into this prospectus supplement by writing or telephoning us at the following addresses:
MONACO	NEW YORK
9, Boulevard Charles III, MC 98000 Monaco Tel: (011) 377-9798-5716	150 East 58th Street, New York, NY 10155 Tel: (212) 542-1616
INFORMATION PROVIDED BY THE COMPANY
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with IFRS. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Prospectus
SCORPIO TANKERS INC.
Common Shares, Preferred Shares, Debt Securities, Warrants, Purchase Contracts, Rights and Units
Through this prospectus, we or any selling shareholder may periodically offer common shares, preferred shares, debt securities, warrants, purchase contracts, rights, and units. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.
This prospectus describes some of the general terms that may apply to these securities. The prices and other terms of the securities that we or any selling shareholder will offer will be determined at the time of their offering and will be set forth in an amendment to the registration statement of which this prospectus forms a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.
The securities issued under this prospectus may be offered directly or through one or more underwriters, agents or dealers, or through other means. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.
Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “STNG,” our 7.50% Unsecured Senior Notes due 2017 are listed on the NYSE under the symbol “SBNB” and our 6.75% Unsecured Senior Notes due 2020 are listed on the NYSE under the symbol “SBNA.”
Investing in our securities involves a high degree of risk. Before you make an investment in our securities, you should carefully consider the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and the section entitled “Risk Factors” of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 18, 2016.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we or any selling shareholder may sell, from time to time, our common shares, preferred shares, debt securities, warrants, purchase contracts, rights, and units described in this prospectus, in one or more offerings. No limit exists on the aggregate amount of the securities we or any selling shareholder may sell pursuant to the registration statement of which this prospectus forms a part. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find Additional Information.”
This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled “Where You Can Find Additional Information.”
Unless the context otherwise requires, when used in this prospectus, the terms “Scorpio Tankers,” the “Company,” “we,” “our” and “us” refer to Scorpio Tankers Inc. and its subsidiaries. “Scorpio Tankers Inc.” refers only to Scorpio Tankers Inc. and not its subsidiaries.
Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, United States dollars. We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. We have a fiscal year end of December 31.

PROSPECTUS SUMMARY
This section summarizes some of the key information that is contained or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus and the information incorporated by reference herein, including the section entitled “Risk Factors.”
Our Company
Scorpio Tankers Inc. was incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporations Act on July 1, 2009. We provide seaborne transportation of refined petroleum products worldwide. We began our operations in October 2009 with three vessel owning and operating subsidiary companies. In April 2010, we completed our initial public offering of common stock and commenced trading on the NYSE under the symbol “STNG.” We have since expanded our fleet and as of the date of this prospectus, our fleet consists of 78 wholly owned product tankers (consisting of 18 LR2 tankers, 14 Handymax tankers and 46 MR tankers) with an average age of approximately 1.5 years, and 11 time or bareboat chartered-in product tankers that we operate (consisting of three Handymax tankers, four MR tankers, one LR1 tanker and three LR2 tankers), which we refer to collectively as our Operating Fleet. In addition, we currently have contracts for the construction of 12 newbuilding product tankers (consisting of eight MR tankers and four LR2 tankers), which we refer to as our Newbuilding Program. Of the vessels in our Newbuilding Program, the four LR2 tankers are expected to be delivered to us in throughout 2016 (one per quarter) and the eight MR tankers are expected to be delivered to us throughout 2017. We have also reached an agreement to sell four of our 2014-built MRs to an unrelated third party. These sales are expected to close in the first and second quarters of 2016.
Corporate Structure
We were incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporation Act on July 1, 2009. We currently maintain our principal executive offices at 9, Boulevard Charles III, Monaco 98000 and our telephone number at that location is +377-9798-5716. We also maintain an office in the United States at 150 East 58th Street, New York, New York 10155 and the telephone number at that address is 212-542-1616. We own each of the vessels in our owned fleet, and expect to own each additional vessel that we acquire into our owned fleet in the future, through separate wholly-owned subsidiaries incorporated in the Republic of the Marshall Islands. The vessels in our time chartered-in fleet are chartered-in to our wholly-owned subsidiary, STI Chartering and Trading Ltd.
RECENT AND OTHER DEVELOPMENTS
Agreement to Sell Five MR Product Tankers
In February 2016, we reached an agreement with an unrelated third party to sell five 2014-built MR product tankers (STI Powai, STI Lexington, STI Chelsea, STI Olivia and STI Mythos) for approximately $33.3 million each. The sale of STI Lexington closed in March 2016 and the sales of the remaining four vessels are expected to close by June 2016. As a result of the closing of the sale of STI Lexington, we repaid $18.4 million on our K-Sure Credit Facility and expect to write-off  $0.7 million of deferred financing fees during the first quarter of 2016. We expect to record an aggregate write-down on the sales of all five vessels of approximately $3.2 million during the first quarter of 2016 in connection with these transactions.
Time Chartered-In Vessels
In March 2016, we entered into time charter-in agreements with an unrelated third party on three ice class 1A Handymax product tankers. Each agreement is for three years at $15,600 per day and we have two consecutive one year options to extend the agreements at $16,500 per day and $17,500 per day, respectively. These time charters are expected to commence before the end of March 2016. In addition, we have the option to time charter-in up to four additional ice class 1A Handymax product tankers under the same terms.

In February 2016, we exercised an option to extend the charter on an LR1 product tanker that we currently time charter-in. The term of the original charter was for one year at $16,250 per day. The extended term is for an additional year at a rate of  $17,250 per day, commencing in March 2016.
Dividend Declaration
On February 25, 2016, our Board of Directors declared a quarterly cash dividend of  $0.125 per share, payable on March 30, 2016 to all shareholders of record as of March 10, 2016.
Credit Facilities
In March 2016, we drew down $26.0 million from our ING Credit Facility to partially finance the delivery of STI Grace, which is scheduled to occur on March 18, 2016.
In March 2016, we amended and restated our $87.0 million credit facility with ING Bank N.V. to increase the borrowing capacity to $132.5 million. The remaining terms and conditions of the facility remained unchanged and the proceeds from the increased borrowing capacity are expected to be used to partially finance the purchase of STI Lombard (currently bareboat chartered-in) and to refinance the existing indebtedness on an MR product tanker (2015-built).
We refinanced the outstanding indebtedness related to STI Battery by repaying $18.2 million on our 2013 Credit Facility in January 2016 and drawing down $17.25 million from our BNP Paribas Credit Facility in February 2016.
Convertible Senior Notes due 2019
Effective as of March 10, 2016, we adjusted the conversion rate of our Convertible Senior Notes due 2019, or the Notes, to reflect the payment of a cash dividend of  $0.125 on our common shares. The new conversion rate for the Notes is 90.5311 common shares per $1,000 principal amount of the Notes, representing an increase of the prior conversion rate of 1.8521 common shares for each $1,000 principal amount of the Notes.
$250 Million Securities Repurchase Program
In May 2015, our Board of Directors authorized a new Securities Repurchase Program to purchase up to an aggregate of  $250 million of our common stock and bonds, which currently consist of our (i) Convertible Senior Notes Due 2019, which were issued in June 2014, (ii) Unsecured Senior Notes Due 2020 (NYSE: SBNA), which were issued in May 2014, and (iii) Unsecured Senior Notes Due 2017 (NYSE: SBNB), which were issued in October 2014. This program replaces our stock buyback program that was previously announced in July 2014 and was terminated in conjunction with this new repurchase program.
Since January 1, 2016 through March 17, 2016, we have acquired an aggregate of 2,299,606 of our common shares that are being held as treasury shares at an average price of  $5.96 per share.
We have $164.5 million remaining under our Securities Repurchase Program as of March 17, 2016. We expect to repurchase any securities in the open market, at times and prices that are considered to be appropriate by us, but are not obligated under the terms of the program to repurchase any securities.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus and in any prospectus supplement, including the risks described under the heading “Risk Factors” in our Annual Report on Form 20-F filed with the Commission on March 18, 2016, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”
The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
This prospectus includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results or events. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this prospectus, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “may,” “will,” “would,” “could” and similar expressions, terms, or phrases may identify forward-looking statements.
The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
In addition to important factors and matters discussed elsewhere in this prospectus and in the documents incorporated by reference herein, important factors that, in our view, could cause our actual results to differ materially from those discussed in the forward-looking statements include:
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the strength of world economies and currencies;

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general market conditions, including the market for our vessels, fluctuations in spot and charter rates and vessel values;

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the cost of our newbuilding program and the delivery and performance of our newbuilding vessels;

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availability of financing and refinancing;

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potential liability from pending or future litigation;

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general domestic and international political conditions;

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potential disruption of shipping routes due to accidents or political events;

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vessels breakdowns and instances of off-hires;

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competition within our industry;

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termination of our customer contracts;

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the supply of and demand for vessels comparable to ours;

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corruption, piracy, militant activities, political instability, terrorism, ethnic unrest in locations where we may operate;

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delays and cost overruns in construction projects;

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our level of indebtedness;

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our ability to obtain financing and comply with the restrictive and other covenants in our financing arrangements;

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our need for cash to meet our debt service obligations;

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our levels of operating and maintenance costs, including bunker prices, drydocking and insurance costs;

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availability of skilled workers and the related labor costs;

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compliance with governmental, tax, environmental and safety regulation;

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any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery;

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general economic conditions and conditions in the oil and natural gas industry;

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effects of new products and new technology in our industry;

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the failure of counterparties to fully perform their contracts with us;

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our dependence on key personnel;

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adequacy of our insurance coverage;

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our ability to obtain indemnities from customers;

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changes in laws, treaties or regulations applicable to us;

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the volatility of the price of our common shares; and

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other important factors described from time to time in the reports we file and furnish with the Commission.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of their dates. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks and uncertainties, please see the section of this prospectus entitled “Risk Factors.”

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our unaudited ratio of earnings to fixed charges for the periods presented.
	Years ended December 31,
	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges(1)	3.20x	1.80x	1.90x	—(2)	—(2)

(1)
For purposes of calculating the ratios of consolidated earnings to fixed charges:

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“earnings” consist of net income before income or loss from associate as prepared under IFRS, plus fixed charges and the amortization of capitalized interest, net of capitalized interest; and

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“fixed charges” represent interest expensed and capitalized, amortization of deferred financing fees (whether expensed or capitalized) and the Company’s estimate of the interest component of rent.

The ratios of earnings to fixed charges are ratios that we are required to present in this prospectus and have been calculated in accordance with Commission rules and regulations. These ratios have no application to any of our credit facilities or unsecured borrowings and we believe they are not ratios generally used by investors to evaluate our overall operating performance.
(2)
Our earnings were insufficient to cover fixed charges and accordingly, the ratio was less than 1:1. We would have needed to generate additional earnings of  $29.7 million and $83.3 million to achieve coverage of 1:1 in the years ended December 31, 2012 and 2011, respectively.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from sales of our securities by selling shareholders.

CAPITALIZATION
Each prospectus supplement will include information about our capitalization.

PLAN OF DISTRIBUTION
We or any selling shareholder may sell or distribute our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
In addition, we or the selling shareholders may sell some or all of our securities included in this prospectus through:
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a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

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purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

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trading plans entered into by us pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

In addition, we or the selling shareholders may enter into options or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:
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enter into transactions involving short sales of our common shares by broker-dealers;

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sell common shares short and deliver the shares to close out short positions;

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enter into option or other types of transactions that require us or the selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

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loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us, any selling shareholder or borrowed from us or any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have or will inform the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.
At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the selling shareholders’ securities on the basis of parameters described in such trading plans.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.
We will bear costs relating to the securities offered and sold by us under this Registration Statement.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the description of our capital stock and the material terms of our amended and restated articles of incorporation and bylaws. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of our capital stock and the material terms of our amended and restated articles of incorporation and amended and restated bylaws contained in our Annual Report on Form 20-F, filed with the Commission on March 18, 2016, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, together with our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits thereto. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”
Authorized Capital Stock
Under our amended and restated articles of incorporation our authorized capital stock consists of 400,000,000 common shares, par value $0.01 per share, of which 173,035,794 shares are currently issued and outstanding (which excludes 49,323,438 shares held as treasury shares), and 25,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding.
Description of Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.
Description of Preferred Shares
Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and the voting rights, if any, of the holders of the series.
Registrar and Transfer Agent
The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.
Listing
Our common shares are listed on the NYSE under the symbol “STNG.”

DESCRIPTION OF DEBT SECURITIES
We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). The aggregate principal amount of debt securities which may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.
The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as “subsequent filings.” The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.
General
We expect that neither indenture will limit the amount of debt securities which may be issued. The debt securities may be issued in one or more series.
You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:
•
the designation, aggregate principal amount and authorized denominations;

•
the issue price, expressed as a percentage of the aggregate principal amount;

•
the maturity date;

•
the interest rate per annum, if any;

•
if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•
any optional or mandatory sinking fund provisions or exchangeability provisions;

•
the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•
whether the debt securities will be our senior or subordinated securities;

•
whether the debt securities will be our secured or unsecured obligations;

•
the applicability and terms of any guarantees;

•
the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•
if other than denominations of  $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

•
if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•
any events of default not set forth in this prospectus;

•
the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•
whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•
any restrictive covenants or other material terms relating to the debt securities;

•
whether the debt securities will be issued in the form of global securities or certificates in registered form;

•
any listing on any securities exchange or quotation system;

•
additional provisions, if any, related to defeasance and discharge of the debt securities; and

•
any other special features of the debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.
Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of  $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.
Senior Debt
We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.
Subordinated Debt
We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.
Covenants
Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
•
our ability to incur either secured or unsecured debt, or both;

•
our ability to make certain payments, dividends, redemptions or repurchases;

•
our ability to create dividend and other payment restrictions affecting our subsidiaries;

•
our ability to make investments;

•
mergers and consolidations by us or our subsidiaries;

•
sales of assets by us;

•
our ability to enter into transactions with affiliates;

•
our ability to incur liens; and

•
sale and leaseback transactions.

Modification of the Indentures
We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:
(1)
changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)
reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)
reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4)
waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)
makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)
makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)
waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.
Events of Default
We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:
•
default in any payment of interest when due which continues for 30 days;

•
default in any payment of principal or premium at maturity;

•
default in the deposit of any sinking fund payment when due;

•
default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•
events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.
There may be such other or different events of default as described in an applicable subsequent filings with respect to any class or series of debt securities.
We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.
We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.
Defeasance and Discharge
The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.
Defeasance of Certain Covenants
We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.
We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase any of our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The warrants will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the security otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.
The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF RIGHTS
We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.
The applicable prospectus supplement relating to any rights will describe the terms of the offered rights. The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.
The rights will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe the terms of the offered units.

TAX CONSIDERATIONS
United States Federal Income Tax Considerations
Our Annual Report on Form 20-F filed with the Commission on March 18, 2016, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in our common shares. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
We are a Marshall Islands company, and our principal executive office is located outside of the United States in Monaco, although we also have an office in New York. Some of our directors, officers and the experts named in this Registration Statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
$(1)
Commission Registration Fee	$	*
Printing and Engraving Expenses	$	*
Legal Fees and Expenses	$	*
Accountants’ Fees and Expenses	$	*
NYSE Supplemental Listing Fee	$	*
FINRA Fee		$225,500
Blue Sky Fees and Expenses	$	*
Transfer Agent’s Fees and Expenses	$	*
Miscellaneous Costs	$	*
Total	$	*

(1)
The Registrant is registering an indeterminate amount of securities under the registration statement in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of the registration fee in connection with such securities until the time the securities are sold under the registration statement pursuant to a prospectus supplement.

*
To be provided by a prospectus supplement or as an exhibit to report on Form 6-K that is incorporated by reference into this Registration Statement.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.
EXPERTS
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The sections included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2015 which have been attributed to Drewry Shipping Consultants Ltd., including the section entitled “The International Oil Tanker Shipping Industry,” have been reviewed by Drewry Shipping Consultants Ltd., which has confirmed to us that such sections accurately describe the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Further information about our company is available on our website at http://www.scorpiotankers.com. The information on our website does not constitute a part of this prospectus.
Information Incorporated by Reference
The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:
•
Our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 18, 2016, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•
The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Commission on March 26, 2010, including any subsequent amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:
Monaco 9, Boulevard Charles III Monaco 98000 Tel: +377-9798-5716	New York 150 East 58th Street New York, New York 10155, USA Tel: +1 212 542 1616
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

$250 Million of Common Shares
Scorpio Tankers Inc.

PROSPECTUS SUPPLEMENT

Joint Bookrunners
BofA Merrill LynchBTIG
Senior Manager
Clarksons Platou Securities

           , 2018